UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

The Great Atlantic and Pacific Tea Company, Inc.
(Name of Issuer)
Common Stock, $1.00 par value per share
(Title of Class of Securities)
390064103
(CUSIP Number)

November 28, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 390064103	13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,070,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,070,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,070,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.0%*
12	TYPE OF REPORTING PERSON (See Instructions) CO
* This amount is less than 5.0%, but has been rounded to 5.0% in accordance with Instructions for Schedule 13G.

CUSIP No. 390064103	13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 1354037 Ontario Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Ontario, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,070,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,070,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,070,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.0%*
12	TYPE OF REPORTING PERSON (See Instructions) CO
* This amount is less than 5.0%, but has been rounded to 5.0% in accordance with Instructions for Schedule 13G.

CUSIP No. 390064103	13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 802,700
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 802,700
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 802,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.9%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Arrow Goodwood Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 277,300
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 277,300
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 277,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.7%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Goodwood Capital Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 107,900
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 107,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 107,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): The Goodwood Fund 2.0 Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 852,800
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 852,800
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 852,800
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 2.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): KBSH Goodwood Canadian Long/Short Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,300
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 10,300
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 10,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): MSS Equity Hedge 15
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 19,000
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 19,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IV

CUSIP No. 390064103	13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): Peter H. Puccetti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 15,900
	6	SHARED VOTING POWER 2,070,200
	7	SOLE DISPOSITIVE POWER 15,900
	8	SHARED DISPOSITIVE POWER 2,070,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,086,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 390064103	13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): J. Cameron MacDonald
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,800
	6	SHARED VOTING POWER 2,088,500
	7	SOLE DISPOSITIVE POWER 4,800
	8	SHARED DISPOSITIVE POWER 2,088,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,093,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 390064103	13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only): 628088 BC Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION: British Columbia, Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,900
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 10,900
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 10,900
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): Less than 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) CO

Item 1.

(a)	Name of Issuer:

The Great Atlantic and Pacific Tea Company, Inc.

(b)	Address of Issuer's Principal Executive Offices:

2 Paragon Drive, Montvale, New Jersey 07645

Item 2.

(a)	Name of Person Filing:

This statement is being filed by (i) Goodwood Fund (“Fund”) with respect to shares of common stock, $1.00 par value per share (“Shares”), of the Issuer beneficially owned by it; (ii) Arrow Goodwood Fund (“Arrow”) with respect to Shares beneficially owned by it; (iii) Goodwood Capital Fund (“Capital Fund”) with respect to Shares beneficially owned by it; (iv) The Goodwood Fund 2.0 Ltd. (“2.0”) with respect to Shares beneficially owned by it; (v) KBSH Goodwood Canadian Long/Short Fund (“KBSH”) with respect to Shares beneficially owned by it; (vi) MSS Equity Hedge 15 (“Hedge 15”) with respect to Shares beneficially owned by it; (vii) Goodwood Inc. (“Goodwood”) with respect to Shares beneficially owned by Fund, Arrow, Capital Fund, 2.0, KBSH and Hedge 15; (viii) 1354037 Ontario Inc. (“Ontario”) with respect to Shares beneficially owned by Goodwood; (ix) Peter H. Puccetti (“Puccetti”) with respect to Shares beneficially owned by Ontario, 15,900 shares owned by a family trust of which he is co-trustee and beneficiary and 200 shares owned by his wife; (x) 620088 BC Limited (“BC”) with respect to shares beneficially owned by it and (xi) J. Cameron MacDonald (“MacDonald”) with respect to Shares beneficially owned by Ontario and BC, 4,800 shares owned by him and 7,600 shares owned by his wife. Each of Goodwood, Ontario, Puccetti and MacDonald disclaims beneficial ownership of the securities covered by this statement, except as to the securities identified above as owned directly by Puccetti and MacDonald, respectively.

(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of Fund, Capital Fund, Arrow, 2.0, KBSH, Hedge 15, Goodwood, Ontario, Puccetti, BC and MacDonald is 212 King Street West, Suite 201, Toronto, Canada M5H 1K5.

(c)	Citizenship:

Each of Fund, Arrow, Capital Fund and KBSH is a Canadian mutual fund trust and each of 2.0 and Hedge 15 is a Cayman Islands limited liability company. Each of Puccetti and MacDonald is a Canadian citizen. BC is a British Columbia corporation. Each of Ontario and Goodwood is an Ontario corporation.

(d)	Title of Class of Securities:

Common Stock, $1.00 par value per share.

(e)	CUSIP Number:

390064103

Item 3.

Not Applicable.

Item 4.	Ownership

The percentages used herein are calculated based upon the 41,494,964 Shares issued and outstanding as of October 13, 2006, as reported on the Issuer’s Quarterly Report on Form 10-Q with respect to the quarter ended September 9, 2006, as filed with the Securities and Exchange Commission.

As of November 28, 2006:

1. Goodwood Inc.
(a)    Amount beneficially owned: 2,070,000
(b)    Percent of class: 5.0%*
(c)       (i)  Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,070,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,070,000

2. 1354037 Ontario Inc.
(a)     Amount beneficially owned: 2,070,000
(b)     Percent of class: 5.0%*
(c)       (i)  Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 2,070,000
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,070,000

3. Goodwood Fund
(a)     Amount beneficially owned: 802,700
(b)     Percent of class: 1.9%
(c)       (i)  Sole power to vote or direct the vote: 802,700
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 802,700
(iv) Shared power to dispose or direct the disposition: 0

4. Arrow Goodwood Fund
(a)     Amount beneficially owned: 277,300
(b)     Percent of class: 0.7%
(c)       (i)  Sole power to vote or direct the vote: 277,300
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 277,300
(iv) Shared power to dispose or direct the disposition: 0

5. Goodwood Capital Fund
(a)     Amount beneficially owned: 107,900
(b)     Percent of class: 0.3%
(c)       (i)  Sole power to vote or direct the vote: 107,900
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 107,900
(iv) Shared power to dispose or direct the disposition: 0

6. The Goodwood Fund 2.0 Ltd.
(a)     Amount beneficially owned: 852,800
(b)     Percent of class: 2.1%
(c)       (i)  Sole power to vote or direct the vote: 852,800
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 852,800
(iv) Shared power to dispose or direct the disposition: 0

7. KBSH Goodwood Canadian Long/Short Fund
(a)     Amount beneficially owned: 10,300
(b)     Percent of class: Less than 0.1%
(c)       (i)  Sole power to vote or direct the vote: 10,300
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 10,300
(iv) Shared power to dispose or direct the disposition: 0

8. MSS Equity Hedge 15
(a)     Amount beneficially owned: 19,000
(b)     Percent of class: Less than 0.1%
(c)       (i)  Sole power to vote or direct the vote: 19,000
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 19,000
(iv) Shared power to dispose or direct the disposition: 0

9. Peter H. Puccetti
(a)     Amount beneficially owned: 2,086,100
(b)     Percent of class: 5.0%
(c)       (i)  Sole power to vote or direct the vote: 15,900
(ii) Shared power to vote or direct the vote: 2,070,200
(iii) Sole power to dispose or direct the disposition: 15,900
(iv) Shared power to dispose or direct the disposition: 2,070,200

10. J. Cameron MacDonald
(a)     Amount beneficially owned: 2,093,300
(b)     Percent of class: 5.0%
(c)       (i)  Sole power to vote or direct the vote: 15,700
(ii) Shared power to vote or direct the vote: 1,077,600
(iii) Sole power to dispose or direct the disposition: 15,700
(iv) Shared power to dispose or direct the disposition: 1,077,600

11. 620088 BC Limited
(a)     Amount beneficially owned: 10,900
(b)     Percent of class: Less than 0.1%
(c)       (i)  Sole power to vote or direct the vote: 10,900
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 10,900
(iv) Shared power to dispose or direct the disposition: 0

_____________________
*This amount is less than 5.0%, but has been rounded to 5.0% in accordance with Instructions for Schedule 13G.

Goodwood does not directly own any Shares. Rather, Goodwood is the sole investment manager of each of Fund, Arrow, Capital Fund, 2.0, KBSH and Hedge 15. Ontario Inc. owns all of the capital stock of Goodwood. Messrs. Puccetti and MacDonald control Ontario. Mr. MacDonald is the sole owner of BC. BC directly owns 10,900 Shares. Mr. MacDonald directly owns 4,800 Shares.

Item 5.	Ownership Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below the signatory certifies that, to be best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 28, 2006

GOODWOOD INC.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

1354037 ONTARIO INC.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person

GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

ARROW GOODWOOD FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

GOODWOOD CAPITAL FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

THE GOODWOOD FUND 2.0 LTD.

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

KBSH GOODWOOD CANADIAN LONG/SHORT FUND

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

MSS EQUITY HEDGE 15

By:	/s/ Peter H. Puccetti
Name:	Peter H. Puccetti
Title:	Authorized Person

PETER H. PUCCETTI

/s/ Peter H. Puccetti

J. CAMERON MACDONALD

/s/ J. Cameron MacDonald

628088 BC LTD.

By:	/s/ J. Cameron MacDonald
Name:	J. Cameron MacDonald
Title:	Authorized Person